investment evolution

NUMBER
CERT.9999

IEG HOLDINGS CORPORATION

SHARES
********9000000.00*********

INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA
$0.001 PAR VALUE COMMON STOCK

COMMON STOCK
CUSIP 999999ZZ9

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * NINE MILLION *

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
IEG HOLDINGS CORPORATION

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:__________________________
AUTHORIZED SIGNATURE

Chief Executive Officer